Exhibit 99.2
June 23, 2006
Mr. C. S. “Dean” Liollio
15718 Tenbury Street
Houston, Texas 77040
     Re: Proposed Terms of Employment Agreement with EnergySouth, Inc.
Dear Dean:
     This letter will confirm the offer to you for employment by EnergySouth, Inc. (“EnergySouth” or the “Company”) on the following terms:
     1. Position and Responsibilities.
          A. Position. Effective August 1, 2006, EnergySouth will employ you as the Company’s President and Chief Executive Officer. It is the intent of the Board of Directors to elect you as a member of the Board of Directors effective as of your commencement of employment with EnergySouth.
          B. Responsibilities. In your capacity as President and Chief Executive Officer, you will have the duties and responsibilities that the Board of Directors of the Company reasonably assigns to you from time to time consistent with the typical duties commensurate with this position. You will be responsible for the general and active management of the business of the Company under the direction of the Board of Directors, you will preside at all meetings of shareholders, and you will implement all orders and resolutions of the Board of Directors.
          C. Standard of Care. During the term of your employment agreement, you agree to devote your full business time and reasonable best efforts to the business of the Company. You may not engage in any other business activity, whether or not such business activity is pursued for profit, without the prior written consent of the Board of Directors of the Company. You may serve as a director or trustee of any other business corporation or charitable organization as long as such service does not injure EnergySouth and is approved by the Chairman of the Board. You may hold, as a passive investor, up to two percent (2%) of the common stock of any public corporation.

     2. Term. EnergySouth will employ you for an initial term of three (3) years. If mutually agreed by EnergySouth and you, the initial term may be extended. Any extension of the initial term will be on such terms as mutually agreed upon by EnergySouth and you.
     3. Employment Bonus. At such time as your family has established residency in Mobile, EnergySouth will pay the amount of $60,000 to you as an employment bonus.
     4. Annual Direct Compensation.
          A. Salary. EnergySouth will pay to you an annual base salary of not less than $325,000.
          B. Annual Incentive Compensation. Pursuant to EnergySouth’s existing Officer Incentive Compensation Plan, EnergySouth will provide to you the opportunity to earn an annual cash incentive compensation payment ranging from 0% to 80% of your annual base salary based upon reasonable performance goals and measures agreed upon by EnergySouth and you. The anticipated target award will be 40% of your base salary. Any award will be prorated for the first partial fiscal year in which you are employed.
     5. Long-Term incentive Award. EnergySouth will provide to you the opportunity to earn a long-term incentive award based upon reasonable performance goals and measures agreed upon by EnergySouth and you. The anticipated target award will be 90% of your base salary. The Compensation Committee of the Board of Directors of the Company will determine the maximum amount of the award, the date or dates for payment of the award, and the medium for granting the award (by way of example, cash, options, phantom stock or common stock ). The initial award will be made to you in January, 2007.
     6. Deferred Compensation Agreement. In order to compensate you for the loss of certain equity awards from your current employer that you will incur by accepting employment with EnergySouth, upon commencement of your employment, EnergySouth will enter into a deferred compensation agreement with you that contains the following two (2) components:
          A. An award of $750,000 which will vest ratably over your initial term of employment with EnergySouth. This award will be paid to you in three (3) annual installments of $250,000, each installment to be paid on the first, second and third anniversary date, respectively, of your employment with EnergySouth.
          B. A performance award with an anticipated target award of $250,000 based upon the change in the average value of EnergySouth common stock for the five (5) trading days immediately preceding the date of your employment to the five (5) trading immediately preceding the third (3rd) anniversary of your date of employment.

     7. Supplemental Executive Retirement Agreement. EnergySouth will enter into an agreement with you that is designed to provide annual compensation to you following your attainment of age 65 which, when combined with retirement benefits that you are entitled to receive under other employers’ retirement plans (qualified and non-qualified), retirement benefits that you are entitled to receive under The Retirement Plan for Employees of EnergySouth, Inc. and Affiliates and any other EnergySouth plan designed to provide retirement benefits to you, and your social security benefits, will equal approximately 60% of your average annual base salary with EnergySouth for the three (3) fiscal years immediately preceding the year in which to attain age 65.
     8. Employee Benefits. You may participate in all retirement and group benefit plans in which all EnergySouth employees are eligible to participate, pursuant to the terms of such plans.
     9. Automobile Allowance. EnergySouth will pay an automobile allowance to you in the amount of $1,000 per month.
     10. Vacation. You will be entitled to a total of four (4) weeks paid vacation during each calendar year, beginning with your initial year of employment, subject (except as to length) to EnergySouth’s existing officer vacation policy.
     11. Relocation Expenses. EnergySouth will reimburse you for the following expenses that you incur in connection with relocating to Mobile.
          A. Moving Expenses. EnergySouth will reimburse your reasonable out- of-pocket expenses paid in connection with moving your household furniture from Houston to Mobile.
          B. Commission. EnergySouth will reimburse your reasonable real estate commission paid in connection with the sale of your home in Houston.
          C. Closing Costs. EnergySouth will reimburse your reasonable out-of-pocket closing costs paid in connection with the sale of your home in Houston and the purchase of your home in Mobile.
          D. Interest Costs. EnergySouth will reimburse your interest costs paid in connection with purchasing a residence in Mobile until the earlier of (a) the six (6) month anniversary of the date of purchase, or (b) the closing date of the sale of your home in Houston.
          E. Visits to Mobile. EnergySouth will reimburse your reasonable travel costs paid in connection with three (3) visits to Mobile by you and your spouse for house hunting.
     12. Termination of Employment. Either EnergySouth or you may terminate the employment agreement prior to the end of the initial term with or without cause upon thirty (30) days prior written notice to the other party. The following terms will apply in the event of any termination.
          A. Termination By EnergySouth Without Cause or Termination By You With Good Reason. If, prior to the end of the initial term, EnergySouth terminates your employment without “Cause” (as defined by agreement between EnergySouth and you) or if you terminate your employment with EnergySouth for “Good Reason” (as defined by agreement between EnergySouth and you), EnergySouth will (a) pay to you ratably over twenty-four (24) months a cash benefit equal to two (2) times your annualized base salary and two (2) times the annual incentive compensation target award for the fiscal year in which your employment terminates; (b) pay to you any earned but unpaid long term incentive compensation in accordance with the terms of such award; (c) pay to you all amounts remaining unpaid under the Deferred Compensation Agreement, including the target amount payable under the performance component of the agreement; and (d) continue your medical and life insurance coverage until the earlier of (i) the two (2) year anniversary of your termination date, or (ii) your re-employment with another employer. Following termination of employment, you may exercise any vested but unexercised stock options in accordance with the terms of the stock option plan. Any stock options that have been granted but have not vested will be forfeited.
          B. Termination By EnergySouth Without Cause or Termination By You With Good Reason Within Two Years of a Change in Control. If, within two (2) years following a change in control, EnergySouth terminates your employment without “Cause” (as defined by agreement between EnergySouth and you) or if you terminate your employment with EnergySouth for “Good Reason” (as defined by agreement between EnergySouth and you), EnergySouth will (a) pay to you ratably over twenty-four (24) months a cash benefit equal to three (3) times your base salary for the remaining initial term and three (3) times the annual incentive compensation target award for the fiscal year in which your employment terminates; (b) pay to you any earned but unpaid long-term incentive compensation in accordance with the terms of such award; (c) pay to you all amounts remaining unpaid under the Deferred Compensation Agreement, including the maximum amount payable under the performance component of the agreement; and (d) continue your medical and life insurance coverage until the earlier of (i) the three (3) year anniversary of your termination date, or (ii) your re-employment with another employer. Upon termination of employment, any stock options that have been granted but have not vested will immediately vest. Following termination, you may exercise any vested but unexercised stock options in accordance with the terms of the stock option plan.
          C. Any Other Termination by Either Party. If your employment with EnergySouth terminates prior to the end of the initial term for any other reason, EnergySouth will pay to you (1) your accrued but unpaid base salary, (2) any earned but unpaid incentive compensation, and (3) any amounts otherwise payable to you under the terms of EnergySouth’s benefits plans in which you are a participant. Any incentive awards, deferred compensation or stock options that have not vested or which are payable to you on a particular date which occurs following your termination date will be forfeited. Following termination, you may exercise any vested but unexercised stock options in accordance with the terms of the stock option plan.

     Dean, this letter will serve as the basis for the preparation of a definitive employment contract to be entered into between you and EnergySouth.
     If this offer is accepted, please so indicate by signing the enclosed copy of this letter where indicated below and returning the copy to me.

Sincerely,
/s/ John C. Hope

John C. Hope Chairman of the Board of Directors

cc: Mr. Robert H. Rouse
     ACCEPTED AND AGREED to this 26th day of June, 2006

/s/ Dean Liollio
Dean Liollio

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